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                                                                    Exhibit 23.1

                               CONSENT OF KPMG LLP

The Board of Directors
Factory Card Outlet Corp. and Subsidiary:

We consent to the incorporation by reference in the registration statements on Form S-8 (File Nos. 33-21645, 333-22435 and 333-30437) of Factory Card Outlet Corp. of our reports dated March 22, 2002, on the consolidated balance sheets of Factory Card Outlet Corp. and subsidiary as of February 2, 2002 and February 3, 2001 and the related consolidated statements of operations, stockholders' deficit, and cash flows for the fiscal years ended February 2, 2002, February 3, 2001, and January 29, 2000, and the related financial statement schedule, which reports appear in this Annual Report on Form 10-K.

/s/ KPMG LLP

Chicago, IL
April 8, 2002